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PRICING SUPPLEMENT NO. 42 DATED                              Filed Pursuant to
FEBRUARY 25, 1999 TO PROSPECTUS DATED                        Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                          File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                                 CMS ENERGY CORPORATION

           General Term Notes (servicemark of J.W. Korth & Company), Series E
                       Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.


Aggregate Principal Amount:                    $  325,000.00
Original Issue Date
  (Settlement Date)                            March 2, 1999
Stated Maturity Date:                          February 15, 2009
Issue Price to Public:                         100.00% of Principal Amount
Interest Rate:                                 7.000% Per Annum
Interest Payment Dates:                        April 15 and monthly thereafter
                                               Commencing  April 15, 1999
Survivor's Option:                             [ X ] Yes    [   ] No
Optional Redemption:                           [ X ] Yes    [   ] No
Initial Redemption Date:                       February 15, 2001
Redemption Price:                              100%

        Agent                                  Principal Amount of Notes
                                                 Solicited by Each Agent

First of Michigan Corporation                  $   10,000.00
Prudential Securities Incorporated             $  115,000.00
J.J.B. Hilliard, W.L. Lyons, Inc               $         .00
J.W. Korth & Company                           $  200,000.00
        Total                                  $  325,000.00

                                                 Per Note
                                               Sold by Agents
                                                To Public                  Total

Issue Price:                                   $    1,000.00       $  325,000.00
Agent's Discount or Commission:                $        7.00       $    2,275.00
Maximum Dealer's Discount or
  Selling Concession:                          $       20.50       $    6,662.50
Proceeds to the Company:                       $      972.50       $  316,062.50

CUSIP Number:   12589QE28